UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2008

E ENERGY ADAMS, LLC
 (Exact name of registrant as specified in its charter)

Nebraska	000-52426	20-2627531
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13238 East Aspen Road, Adams, Nebraska	68301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 988-4655

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Ethanol Marketing Agreement between E Energy Adams, LLC and Gavilon, LLC

Effective as of October 1, 2008, E Energy Adams, LLC, a Nebraska limited liability company, entered into an Ethanol Product Off-Take Agreement with Gavilon, LLC. Pursuant to this agreement, Gavilon will purchase and market all of the ethanol produced by E Energy at its plant located near Adams, Nebraska. Gavilon will purchase ethanol from E Energy Adams using a bid and confirmation process. E Energy Adams will pay a fixed service fee per gallon of ethanol for Gavilon’s marketing services. The initial term of the agreement expires September 30, 2009. After the initial term, the agreement may be renewed by mutual consent of the parties for up to three successive one-year periods.

Item 1.02 Termination of a Material Definitive Agreement

Ethanol Marketing Agreement between E Energy Adams, LLC and Aventine Renewable Energy, Inc.

Effective as of October 1, 2008, E Energy Adams, LLC terminated its Ethanol Marketing Agreement with Aventine Renewable Energy, Inc., dated October 9, 2006, and entered into an Ethanol Product Off-Take Agreement with Gavilon, LLC that will provide E Energy Adams with different terms of sale for its ethanol.

Pursuant to the Aventine Agreement, Aventine was to provide for the marketing, sale and delivery of all of the ethanol produced by E Energy Adams, LLC. Aventine paid us a price per gallon for our ethanol based on an “Alliance Net Pool Price”, subject to various adjustments. The Alliance Net Pool Price was the weighted average gross price per gallon received by Aventine that was supplied by an alliance partner of Aventine or produced by Aventine and sold during such month less all actual costs associated with the handling, movement and sale of such ethanol. Aventine received a commission percentage based on gallons sold to the pool and net pool price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E ENERGY ADAMS, LLC

October 2, 2008	/s/ Carl D. Sitzmann

Date	Carl D. Sitzmann, Chief Executive Officer